CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Foundry Micro Cap Value Fund and Foundry Small Cap Value Fund, each a series of 360 Funds, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 29, 2014